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                            CERTIFICATE OF AMENDMENT

                                     OF THE

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                   FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.



         Fairchild Semiconductor International, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Company"), does hereby certify:

         FIRST: That at a meeting of the board of directors of the Company duly held on March 16, 2001, resolutions were duly adopted setting forth a proposed amendment to the Restated Certificate of Incorporation of the Company, declaring said amendment to be advisable and calling for consideration of said proposed amendment by the stockholders of the Company. The resolution setting forth the proposed amendment is as follows:

                           RESOLVED, that the Restated Certificate of
                  Incorporation of the Company be amended to increase the number of authorized shares of Class A Common Stock, par value $.01 per share, of the Company to 170,000,000 from 140,000,000, and to increase the number of authorized shares of Class B Common Stock, par value $.01 per share, of the Company to 170,000,000 from 140,000,000, so that, accordingly, Section 5 of the Restated Certificate of Incorporation reads in its entirety as follows:

                           5. AUTHORIZED CAPITAL. The aggregate number of shares of stock which the Corporation shall have authority to issue is 340,100,000 shares, divided into three classes consisting of 100,000 shares of Preferred Stock, par value $.01 per share ("Preferred Stock"); 170,000,000 shares of Class A Common Stock, par value $.01 per share ("Class A Common Stock"); and 170,000,000 shares of Class B Common Stock, par value $.01 per share ("Class B Common Stock"). Class A Common Stock and Class B Common Stock are hereinafter sometimes individually or collectively referred to as "Common Stock."


         SECOND: That thereafter, pursuant to the resolution of the board of directors, the proposed amendment was duly approved by the stockholders of the Company's Class A Common Stock at the Company's Annual Meeting of Stockholders on April 25, 2001.



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         THIRD: That said amendment was duly adopted in accordance with the provisions of Sections 242 and 222 of the General Corporation Law of the State of Delaware.

                  IN WITNESS WHEREOF, the Company has caused this Certificate to be executed by Daniel E. Boxer, its Executive Vice President and Secretary, this 25th day of April, 2001.



                                      By: /S/ DANIEL E. BOXER
                                          -------------------------
                                          Daniel E. Boxer
                                          Executive Vice President and Secretary